                                                                    EXHIBIT 10.2

Confidential Treatment has been requested with respect to portions of the agreement indicated with an asterisk [*]. A complete copy of this agreement, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

                           OMNIBUS SERVICES AGREEMENT

     This Omnibus Services Agreement ("Agreement") is entered into as of April 1, 1999 ("Effective Date") by and between Organic, Inc., with principal offices located at 510 Third Street, Suite 540, San Francisco, CA 94107 ("ORGANIC") and Global Sports Interactive, Inc., with principal offices located at 555 South Henderson Road, King of Prussia, PA 19054 ("CUSTOMER").

     Whereas, ORGANIC provides assistance to companies in developing interactive software and content for use on the Internet public computer network or an intranet network; and

     Whereas, CUSTOMER desires to retain ORGANIC to provide such assistance to CUSTOMER in accordance with the terms and conditions set forth in this Agreement.

     Now, Therefore, intending to be legally bound, the parties set forth above hereby agree as follows:

1.   DEFINITIONS.

     1.1 "Customer Content" shall mean marketing collateral, data, text, audio files, video files, graphics and other materials: (i) provided by CUSTOMER;
(ii) developed by or on behalf of ORGANIC for use with the Web Site pursuant to the mutually-agreed specifications set forth in any Authoring Services Statement of Work (as defined in Section 1.10.1); or (iii) any other such material used or posted by CUSTOMER on, or otherwise incorporated in, the Web Site. Customer Content expressly does not include Organic Pre-existing Software, Customer Software, or Other Organic Material.

     1.2 "Deliverable" shall mean elements of the Web Site to be delivered by ORGANIC to CUSTOMER hereunder as specified in any Authoring Services Statement of Work.

     1.3 "Functional Specifications" shall mean the mutually agreed upon specifications for functionality of the Web Site as set forth in any Authoring Services Statement of Work.

     1.4 "HTML Files" shall mean files in Hyper Text Markup Language which contain Customer Content.

     1.5 "Launch Date" shall mean the date the Web Site becomes accessible to CUSTOMER's end-users.

                                       1.

     1.6 "Organic Pre-existing Software" shall mean the object code form of the computer software programs previously developed and as modified and provided by ORGANIC pursuant to this Agreement, which will be listed in Schedule D. Organic Pre-existing Software expressly does not include any Third Party Software or HTML Files.

     1.6.1 "Customer Software" shall mean the object code and source code form of the computer software programs to be developed by ORGANIC specifically for CUSTOMER. Customer Software expressly does not include any Third Party Software, Organic Pre-existing Software, or HTML Files.

     1.7 "Other Organic Material" shall mean material (other than the Organic Pre-existing Software, Customer Software, and Customer Content) developed by ORGANIC and supplied to CUSTOMER hereunder in order to support the Organic Pre-existing Software, Customer Software, or other ORGANIC products and service offerings (e.g., http configurations), which will be listed in Schedule F.

     1.8 "Production Specifications" shall mean the specification of the digitized format in which Customer Content is to be delivered to or formatted by ORGANIC, as applicable, as set forth in any Authoring Services Statement of Work.

     1.9 "Server Usage Data" shall mean server usage data and statistics related to the Web Site generated by the Organic Pre-existing Software and Customer Software in form and substance to be mutually-agreed upon by the parties.

     1.10 "Services" shall mean the services to be provided by ORGANIC pursuant to this Agreement as set forth in Schedule A.

          1.10.1 "Authoring Services" shall mean design, authoring, programming and set up services as necessary to: (i) modify existing proprietary ORGANIC technology, trade secrets and know-how to produce the Organic Pre-existing Software and Customer Software; and (ii) create Deliverables as set forth in Schedule A-1 or any other document in substantially the same format which is attached hereto upon the written mutual agreement of the parties (each, an "Authoring Services Statement of Work").

     1.11 "Third Party Content" shall mean any data, text, audio files, video files, graphics or other materials posted to or incorporated into the Web Site other than by CUSTOMER or ORGANIC.

     1.12 "Third Party Software" shall mean the object code form of computer software programs proprietary to third parties (other than CUSTOMER or ORGANIC) which may be used in conjunction with the Organic Pre-existing Software and Customer Software to achieve the desired functionality of the Web Site.

     1.13 "Web Site" shall mean the site on the World Wide Web identified in Schedule C.

2.  SERVICES.

                                       2.

     2.1  Authoring Services.

          2.1.1 Schedule for Provision of Authoring Services. ORGANIC shall provide Authoring Services and Deliverables in accordance with the schedule(s) set forth in the Authoring Services Statement(s) of Work. In connection with Authoring Services, CUSTOMER shall deliver to ORGANIC all Customer Content selected by CUSTOMER for incorporation into the Web Site on or before the dates specified in the Authoring Services Statement(s) of Work. In the event CUSTOMER fails to deliver such Customer Content in accordance with the schedule, or to timely take any material action required of CUSTOMER by any Authoring Services Statement of Work, the parties shall negotiate in good faith a new delivery and fee schedule for provision of the corresponding Authoring Services by ORGANIC.

          2.1.2 Formatting of Customer Content. Customer shall use reasonable commercial efforts to deliver the Customer Content to ORGANIC in accordance with the Production Specifications. In the event CUSTOMER does not deliver to ORGANIC Customer Content that complies with the Production Specifications on or before the applicable delivery date, ORGANIC shall notify CUSTOMER that the Customer Content is non-complying and shall convert the non-complying Customer Content to comply with the Production Specifications at a price to be agreed upon.

          2.1.3 Acceptance of Deliverables. ORGANIC shall notify CUSTOMER when a Deliverable has been completed and sent to CUSTOMER for acceptance. Notification by e-mail shall constitute sufficient notice for this Section 2.1.3. Within fifteen (15) days from the receipt by CUSTOMER of any Deliverable pursuant to any Authoring Services Statement of Work, CUSTOMER shall provide ORGANIC with written notice of any failure of such Deliverable to conform to the specifications applicable to such Deliverable. ORGANIC and CUSTOMER shall review the objections, and ORGANIC will use commercially reasonable efforts to correct any non-conformities with the specifications and provide CUSTOMER with a revised Deliverable within fifteen (15) days. CUSTOMER shall be deemed to have accepted a Deliverable if ORGANIC does not receive written notice of CUSTOMER's objections within fifteen (15) days of CUSTOMER's receipt of such Deliverable.

     2.2 Change Orders. In the event that CUSTOMER wishes to request a material change to any of the Services set forth in Schedule A, CUSTOMER shall submit a "Change Order" to ORGANIC substantially in the form set forth in Schedule B. Within five (5) business days of receipt of the Change Order, ORGANIC will submit to CUSTOMER the revised fees, delivery schedules and other information reflecting the impact of the additional or different Services ("Change Order Response"); provided, however, if the requested change in Services is so substantial that, in the reasonable judgment of ORGANIC, a complete Change Order Response is impossible to formulate within five (5) business days, ORGANIC will provide to Customer a schedule for formulating the Change Order Response. Customer shall accept or reject the Change Order Response within five (5) business days of receipt, and shall be deemed to have rejected the Change Order Response unless CUSTOMER notifies ORGANIC of acceptance of the Change Order Response within such five (5) business day period. ORGANIC will continue work pursuant to the existing Schedule A, and will not be bound by any Change Order, until the

                                       3.

applicable Change Order is accepted in accordance with this Section 2.2. ORGANIC will use commercially reasonable efforts to meet rush orders outside the original scope of work and delivery schedules in Schedule A, but such rush orders shall be billed at higher rates than ORGANIC's standard hourly rates, which higher rates will be indicated in the Change Order Response.

3.  PROPRIETARY RIGHTS; LICENSE GRANTS.

    3.1 License to Customer. ORGANIC hereby grants CUSTOMER a non-exclusive, perpetual, royalty free, fully paid, non-transferable (except in accordance with this Agreement) license throughout the universe to use, copy, modify, adapt, translate, create derivative works based upon the licensed materials, reproduce, distribute, publicly perform, publicly display, and digitally perform the Organic Pre-existing Software and Other Organic Material solely in connection with the normal operation of the Web Site (including, without limitation, the display of Customer Content).

     3.2 License to Organic. CUSTOMER grants to ORGANIC a perpetual, non-exclusive, royalty free, fully paid license throughout the universe to use, copy, modify, adapt, translate, sub-license through multiple tiers, create derivative works based upon the licensed materials, reproduce, distribute, publicly perform, publicly display, and digitally perform the Customer Software that is specifically developed for CUSTOMER by ORGANIC. ORGANIC may not use such Customer Software source code obtained through this license on competitive businesses of CUSTOMER. A competitive business of CUSTOMER, for the sole purpose of limiting the scope of the license granted hereunder, is defined as a business that derives more than fifty (50%) percent of its revenues from the sale of sporting goods, athletic footwear, or athletic apparel.

     3.3 Property Rights and Ownership. The Web Site shall consist of, and shall operate in conjunction with, multiple elements, all of which are subject to certain intellectual property rights. The parties' respective rights with respect to such elements shall be as set forth below. For purposes of this Agreement, the term "ownership" shall refer to ownership of all right including, without limitation, "Intellectual Property Rights" (defined below), title and interest in and to the respective elements, including, but not limited to, all patent, copyright, trade secret, trademark and any other similar intellectual property rights therein, as applicable. "Intellectual Property Rights" shall mean all intellectual property rights and industrial property rights (throughout the universe, in all media, now existing or created in the future, for all versions and elements, in all languages, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including without limitation, all (a) patents, reissues of and reexamined patents, and patent applications, whenever filed and wherever issued, including without limitation, continuations, continuations-in-part, substitutes, and divisions of such applications and all priority rights resulting from such applications; (b) rights associated with works of authorship including without limitation copyrights, moral rights, copyright applications, copyright registrations, synchronization rights, mask work rights, mask work applications, mask work registrations; (c) rights associated with trademarks, service marks, trade names, logos, trade dress, and the applications for registration and registrations thereof; (d) rights relating to the protection of trade secrets and confidential information; (e) rights analogous

                                       4.

to those set forth in this Section 3.3 and any and all other proprietary rights relating to intangible property; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired.

================================================================================================================
                       Elements                                             Ownership/Rights
----------------------------------------------------------------------------------------------------------------
Customer Content unmodified by ORGANIC.                    [*] has [*] ownership.
----------------------------------------------------------------------------------------------------------------
Customer Content created for CUSTOMER by ORGANIC and       [*] has [*] ownership.
paid for by CUSTOMER.
----------------------------------------------------------------------------------------------------------------
Modifications to Customer Content by ORGANIC, or by        [*] has [*] ownership.
CUSTOMER using self-authoring tools ("Modified
Content").
----------------------------------------------------------------------------------------------------------------
Domain name for Web Site.                                  [*] has [*] ownership and shall be the sole contact
                                                           for all purposes for the registration of the domain
                                                           name.
----------------------------------------------------------------------------------------------------------------
HTML Files.                                                [*] has [*] ownership
----------------------------------------------------------------------------------------------------------------
Commissioned artwork or musical pieces authored or         As between ORGANIC and CUSTOMER, [*] have ownership.
composed by third parties.                                 ORGANIC's incorporation of third party artwork and
                                                           musical pieces into any Deliverable shall be subject
                                                           to CUSTOMER's approval, and [*] shall be responsible
                                                           for obtaining any necessary licenses for such
                                                           materials at its own expense.
----------------------------------------------------------------------------------------------------------------
Third Party Software.                                      As between ORGANIC and CUSTOMER, [*] have ownership.
                                                           ORGANIC's incorporation of Third Party Software into
                                                           any Deliverable shall be subject to CUSTOMER's
                                                           approval, and [*] shall be responsible for obtaining
                                                           any necessary licenses to such materials at its own
                                                           expense.
----------------------------------------------------------------------------------------------------------------

                                       5.

================================================================================================================
                       Elements                                             Ownership/Rights
----------------------------------------------------------------------------------------------------------------
Organic Pre-existing Software.                             [*] has [*] ownership.  CUSTOMER is granted a license
                                                           to the Organic Pre-existing Software as set forth in
                                                           Section 3.1 of this Agreement.
----------------------------------------------------------------------------------------------------------------
Server Usage Data.                                         [*] has [*] ownership.
----------------------------------------------------------------------------------------------------------------
Other Organic Material.                                    [*] has [*] ownership of such developed material.
                                                           CUSTOMER is granted a license to the Other Organic
                                                           Material as set forth in Section 3.1 of this
                                                           Agreement.
----------------------------------------------------------------------------------------------------------------
Customer Software.                                         CUSTOMER has sole ownership of Customer Software.
                                                           ORGANIC is granted a license to Customer Software as
                                                           set forth in Section 3.2 of this Agreement.
----------------------------------------------------------------------------------------------------------------

     3.3.1 Assignment of Intellectual Property Rights. To the extent that some or all rights, including without limitation, Intellectual Property Rights, title, and interest in and to an element do not lie, upon creation, exclusively with respective party, the other party irrevocably sells, assigns, transfers, and sets over exclusively to the respective party all rights, including without limitation, Intellectual Property Rights, title, and interest in and to the element or any component of the element, whether completed or not, and the other party reserves no rights in such element. If the other party has any such rights that cannot be assigned to the respective party, the other party waives the enforcement of such rights, and if the other party has any rights that cannot be assigned or waived, the other party hereby grants to the respective party an exclusive, royalty-free, perpetual, irrevocable, transferable (including without limitation, sublicensing), unlimited, license, throughout the universe, in all media, now existing or created in the future, for all versions and elements, and in all languages, to use, copy, distribute, create derivative works of, publicly perform, publicly display, digitally perform, make, have made, offer for sale and import, and sell, such rights for the entire duration of such rights.

     3.4 Supporting Documents. Each party agrees to execute any additional documents reasonably necessary to effect and evidence the other party's rights (at such other party's request and sole expense) with respect to the elements set forth above.

     3.5 Proprietary Notices. All copies of the Organic Pre-existing Software and Other Organic Materials made by CUSTOMER shall contain copyright and other proprietary notices in the same manner in which ORGANIC incorporates such notices in the Organic Pre-existing Software and Other Organic Material or in any other manner reasonably requested by ORGANIC for the purpose of preserving ORGANIC's proprietary rights. CUSTOMER agrees not to

                                       6.

remove, cover or obliterate any copyright notice, trademark or other proprietary rights notices placed by ORGANIC on or in the Organic Pre-existing Software or the Other Organic Material.

4.   PAYMENT.

     4.1 Services. CUSTOMER shall pay to ORGANIC the amounts set forth in the applicable provisions of Schedule A at the times set forth therein.

          4.1.1 Authoring Services. Except for the Common Engine Development and Retailer Front End Statements of Work described below, all future Authoring Services will be provided on a time and materials basis or as otherwise agreed to between the parties and specified in the applicable Authoring Services Statement of Work. ORGANIC's current standard hourly rates are shown on Schedule
E. ORGANIC's standard hourly rates are revised annually, effective January 1 of each year; provided, however, that any increase in such rates shall only apply to CUSTOMER to the extent that ORGANIC has provided CUSTOMER with at least thirty (30) days prior written notice of such increase. In any event, the new rates will not apply to any Statement of Work which has already been signed or performance of which has already begun. CUSTOMER acknowledges and agrees that the Projected Cost is simply an estimate based on the facts and circumstances known to CUSTOMER and ORGANIC at the time the estimate is made. Certain factors, including without limitation, changes in functionality and delivery schedules, delays in obtaining materials from CUSTOMER, delays in obtaining approvals from CUSTOMER, or delivery by CUSTOMER of materials that do not meet the Production Specifications, may result in the Projected Cost being exceeded; provided, however, that ORGANIC will notify CUSTOMER as soon as reasonably practicable when ORGANIC expects that the Projected Cost will be exceeded. However, ORGANIC shall have no obligation to deliver the final Deliverable or launch the Web Site prior to full payment of all outstanding invoices.

     For the GSI Common Engine Development and Retailer Front End Initiative, ORGANIC will invoice CUSTOMER a total fixed monthly fee of [*] on the first of each month from May 1, 1999 through September 1, 1999. All payments are due [*] days from the invoice date except for the final Common Engine Development payment, which is due [*] after [*]. The monthly fixed fee will be broken down into 7 separate monthly invoices; one for the Common Engine Development, and 6 for each Retailer Front End, as follows:

          GSI Common Engine Development     [*]/month.

          6 Retailer Front Ends ([*]/per x 6)  [*]/month.

     4.2 Taxes. In addition to the fees due as specified above, CUSTOMER shall pay any and all federal, state and local sales, use, value added, excise, duty and any other taxes which may be incurred in connection with performance of this Agreement, except that taxes on ORGANIC's income shall be the sole responsibility of ORGANIC.

     4.3 Payments. Amounts are due [*] after receipt of invoice. CUSTOMER will be notified if a payment has not been received within thirty (30) days of invoice date and

                                       7.

CUSTOMER will then have a cure period of ten (10) business days to remit payment. Payments not received within the cure period will bear interest at one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is less. All payments made pursuant to this Agreement shall be made in U.S. dollars.

5.   LIMITED WARRANTY.

     5.1 Software Warranty. ORGANIC represents and warrants to CUSTOMER that the Organic Pre-existing Software and Customer Software furnished hereunder, when properly installed, properly used and unmodified by CUSTOMER, will perform substantially in accordance with the Functional Specifications. ORGANIC's warranty shall extend for a period of [*] from the Launch Date ("Warranty Period"). ORGANIC's sole obligation, and CUSTOMER's sole remedy, for a breach of the warranty set forth in this Section 5.1 shall be for ORGANIC, at its own expense, to use commercially reasonable efforts to [*] which fail to perform in accordance with the Functional Specifications as a result of the Organic Pre-existing Software's or Customer Software's failure to comply with this warranty. All warranty claims shall be made in writing to ORGANIC within the Warranty Period. CUSTOMER agrees to reimburse ORGANIC for the expense of investigating any warranty claim made by CUSTOMER whereby the investigation reveals that the cause of the non-performance is not covered under this Section 5.1 warranty provision. ORGANIC's warranty obligations are solely for the benefit of CUSTOMER, who has no authority to extend or transfer this warranty to any other person or entity.

     5.2 Disclaimer of Other Warranties. THE EXPRESS WARRANTY SET FORTH IN
SECTION 5.1 IS THE SOLE AND EXCLUSIVE WARRANTY MADE BY ORGANIC TO CUSTOMER PURSUANT TO THIS AGREEMENT, AND ORGANIC EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

     5.3 Encryption and Security. Unless expressly incorporated in the Functional Specifications, ORGANIC makes no warranties and shall have no liability in connection with the effectiveness of any encryption or security system used by or for the Web Site.

     5.4 Discontinuance or Regulation of the Internet. CUSTOMER acknowledges and agrees that the Internet (including without limitation the World Wide Web) is a network of private and public networks, that ORGANIC has no control over the Internet, and that ORGANIC is therefore not liable for the discontinuance of operation of any portion of the Internet or possible regulation of the Internet which might restrict or prohibit the operation of the Web Site.

6.   INTELLECTUAL PROPERTY INDEMNIFICATION.

     6.1  Organic.

                                       8.

          6.1.1 Except as provided in Section 6.1.2, ORGANIC, at its own cost and expense, shall defend, indemnify and hold harmless CUSTOMER and any of its officers, directors, employees or agents, from and against all damages, expenses, liabilities and other costs (including reasonable attorneys' fees) arising from or relating to a claim that the Organic Pre-existing Software or Customer Software, as delivered to CUSTOMER by ORGANIC, [*]; or to a claim that use or publication of the Organic Pre-existing Software or Customer Software [*] (whether such right is statutory, contractual or common law); provided that: (i) CUSTOMER notifies ORGANIC promptly in writing of any such claim; (ii) ORGANIC has the sole control of the defense and all related settlement negotiations; and
(iii) CUSTOMER provides ORGANIC with all reasonably requested assistance, information, and authority to perform the foregoing at ORGANIC's expense.

          6.1.2 ORGANIC shall have no liability for any claim of infringement based on (i) [*] if the infringement would have been avoided by [*]; (ii) [*];
(iii) the [*] if such infringement would have been avoided by [*]; or (iv) [*]. In the event the Organic Pre-existing Software or Customer Software is held to, or ORGANIC believes is likely to be held to, infringe the intellectual property rights of a third party, ORGANIC shall have the right at its sole option and expense to: (i) [*] so that it is non-infringing and qualitatively and functionally equivalent to the Organic Pre-existing Software and Customer Software; (ii) [*]; or (iii) if (i) is not within Organic's capability and (ii) is not commercially reasonable, Organic shall have the right to do the following: (a) [*] immediately upon notice to CUSTOMER; (b) if applicable, notify CUSTOMER pursuant to Section 6.1.3 below that use of the Customer Software is infringing the intellectual property rights of a third party; and
(c) [*] which will not be available as a result of the loss of the Organic Pre-existing Software license and the loss of the ability to use the infringing portions of the Customer Software.

     6.1.3 ORGANIC shall NOT indemnify CUSTOMER against any damages, expenses, liabilities and other costs (including reasonable attorneys' fees) that occur from use of the Customer Software by CUSTOMER after CUSTOMER has received written notice from ORGANIC that the Customer Software is infringing a third party copyright, trademark, or other intellectual property right of any third party in any jurisdiction, or constitutes defamation or a violation of the privacy, publicity, or other similar rights of any third party.

This Section 6.1 sets forth CUSTOMER's sole and exclusive remedy for intellectual property infringement by ORGANIC.


     6.2  Customer.

          6.2.1 CUSTOMER, at its own cost and expense, shall defend, indemnify and hold harmless ORGANIC and any of its officers, directors, employees or agents, from and against all damages, expenses, liabilities and other costs (including reasonable attorneys' fees) to the extent arising from or relating to a claim that: (i) the Customer Content, Modified Content or Third Party Content [*]; (ii) use or publication of the Customer Content, Modified Content or Third Party Content [*] (whether such right is statutory, contractual or common law); or (iii) the

                                       9.

operation of the Web Site [*]; provided that: (i) ORGANIC notifies CUSTOMER promptly in writing of any such claim; (ii) CUSTOMER has the sole control of the defense and all related settlement negotiations; and (iii) ORGANIC provides CUSTOMER with all reasonably requested assistance, information, and authority to perform the foregoing at CUSTOMER's expense.

7.   LIMITATIONS ON LIABILITY.

     7.1 Total Damage Limitation. EXCEPT FOR THE INTELLECTUAL PROPERTY INDEMNIFICATIONS SET FORTH IN SECTIONS 6.1.1 AND 6.2.1 HEREINABOVE, AND THE CONFIDENTIALITY PROVISIONS IN SECTION 9 BELOW, IN NO EVENT SHALL EITHER PARTY'S LIABILITY TO THE OTHER ARISING FROM OR RELATING TO THIS AGREEMENT EXCEED THE TOTAL AMOUNT PAID BY CUSTOMER TO ORGANIC HEREUNDER DURING THE [*] MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE.

     7.2 No Consequential Damages. EXCEPT FOR THE INTELLECTUAL PROPERTY INDEMNIFICATIONS SET FORTH IN SECTIONS 6.1.1 AND 6.2.1 HEREINABOVE, AND THE CONFIDENTIALITY PROVISIONS IN SECTION 9 BELOW, NEITHER PARTY SHALL BE LIABLE FOR ANY LOST DATA OR CONTENT, LOST PROFITS, BUSINESS INTERRUPTION OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.   TERM AND TERMINATION.

     8.1 Term. The term of this Agreement shall commence on the Effective Date and continue until terminated by either party pursuant to this Section 8.

     8.2 Termination for Cause. This Agreement may be terminated by either party in the event of any material breach of any of the terms or conditions of this Agreement by the other party, which breach continues in effect after the breaching party has been provided with written notice of breach and thirty (30) days to cure such breach.

     8.3 Termination At Will. This Agreement may be terminated by either party upon ninety (90) days written notice. Authoring Services which are in progress at the time of such notice will continue, and CUSTOMER shall make all applicable payments in accordance with the schedule set forth in any applicable Authoring Services Statement of Work until the effective date of termination pursuant to this Section 8.3.

     8.4 Effect of Termination. In the event that this Agreement is terminated either by CUSTOMER under Section 8.3 or by ORGANIC pursuant to Section 8.2, while ORGANIC is in the course of providing Authoring Services to CUSTOMER, ORGANIC shall be entitled to retain the Retainer(s) in addition to all fees paid to ORGANIC in connection with all Services

                                      10.

performed hereunder, except to the extent that the sum of fees collected and the Retainer(s) exceed the Projected Cost(s) (as adjusted by mutual written agreement of the parties previous to the effective date of termination). In the event that this Agreement is terminated either by CUSTOMER pursuant to Section
8.2 or by ORGANIC under Section 8.3, ORGANIC shall be entitled to a prorated portion of fees equivalent to the Services performed up until the date of termination.

     8.5 Survival. Sections 3, 5, 6, 7, 8, 9 and 10 shall survive any termination or expiration of this Agreement; provided, however, that if ORGANIC terminates this Agreement pursuant to Section 8.2, Section 3.1 will not survive such termination.

9.   CONFIDENTIALITY.

     9.1 Confidential Information. Each party acknowledges that, in connection with the performance of this Agreement, it may receive Confidential Information of the other party. For the purpose of this Agreement, "Confidential Information" shall mean information or materials that the party receiving the information (the "Receiving Party") knows or has reason to know is the confidential or proprietary information of the party disclosing the information (the "Disclosing Party"), either because such information is marked or otherwise identified by the Disclosing Party as confidential or proprietary, has commercial value, or is not generally known in the Disclosing Party's trade or industry. Confidential Information shall include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) existence of any business discussions, negotiations or agreements between the parties.

     9.2 Confidentiality. The Receiving Party hereby agrees: (i) to hold and maintain in strict confidence all Confidential Information of the Disclosing Party and not to disclose it to any third party; and (ii) not to use any Confidential Information of the Disclosing Party except as permitted by this Agreement or as may be necessary for the Receiving Party to perform its obligations under this Agreement. The obligations and restrictions imposed by this Section 9 shall terminate two (2) years after the expiration or termination of this Agreement.

     9.3 Exceptions. Notwithstanding the foregoing, the parties agree that Confidential Information will not include any information that: (i) was in the public domain at the time it was communicated to the Receiving Party by the Disclosing Party; (ii) entered the public domain subsequent to the time it was communicated to the Recipient by the Disclosing Party through no fault of the Receiving Party; (iii) was in the Receiving Party's possession free of any obligation of confidence at the time it was communicated to the Receiving Party by the Disclosing Party; (iv) was rightfully communicated to the Receiving Party by a third party, free of any obligation of confidence, subsequent to the time it was communicated to the Receiving Party by the Disclosing Party; or (v) was developed by employees or agents of the Receiving Party

                                      11.

independently of and without reference to any information communicated to the Receiving Party by the Disclosing Party. In addition, the Receiving Party may disclose the Disclosing Party's Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law, or as necessary to establish the rights of either party under this Agreement; provided, that the Receiving Party gives reasonable and timely notice to the Disclosing Party.

10.  GENERAL PROVISIONS.

     10.1 Force Majeure. In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any event beyond the reasonable control of the affected party including, but not limited to, natural disaster, acts of God, actions or decrees of governmental bodies or failure of communications lines or networks (a "Force Majeure Event"), the party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

     10.2 Notice. All notices permitted or required under this Agreement shall be in writing and shall be given by personal delivery, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon the earlier of actual receipt, five (5) days after deposit in the mail, or receipt by sender of confirmation of facsimile transmission. Notices shall be sent to the following addresses (or such other address as either party may specify in writing):

If to ORGANIC, INC.:

     ORGANIC
     71 West 23rd Street, 14th Floor
     New York, NY 10010
     Attention: Jeanette McClennan
     Telephone: [*]
     Facsimile: [*]
     E-mail: [*]

          and

     510 Third Street, Suite 540
     San Francisco, California 94107
     Attention: Jeffrey Lazarto
     Telephone: [*]
     Facsimile: [*]
     E-mail: [*]

If to CUSTOMER:

                                      12.

     Global Sports Interactive, Inc.
     555 South Henderson Road
     King of Prussia, PA 19054
     Attention: Michael Golden
     Telephone: [*]
     Facsimile:
     E-mail: [*]


     10.3 Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     10.4 Partial Invalidity. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provision shall be construed to be amended in order to avoid such invalidity, illegality or unenforceability while preserving as closely as possible the economic intent and effect of the parties.

     10.5 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes thereto, shall be governed by and construed in accordance with the laws of the State of New York (excluding the choice of law rules thereof).

     10.6 Assignment. Neither party shall have the right to assign this Agreement or licenses granted under this Agreement without the prior written consent, which consent shall not be unreasonably withheld, of the other party; provided, that either party shall have the right to assign this Agreement or licenses granted under this Agreement to any person or entity that acquires or succeeds to all or substantially all of such party's business or assets upon written notice to the other party.

     10.7 Publicity. Within a time frame mutually agreed upon by the parties, the parties shall mutually agree on a joint press release announcing the existence of this Agreement. Neither party will use the other party's name, domain name, logo, trademark or service mark in advertising or publicity without obtaining the other party's prior written consent. CUSTOMER shall allow ORGANIC to place screen shots and links to the Web Site on ORGANIC's external web site at www.organic.com (or such alternative URL as ORGANIC may designate from time to time).

     10.8 Entire Agreement; Amendment. This Agreement, together with the attached schedules hereto and made a part hereof, all of which are incorporated herein by reference,

                                      13.

constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersede all prior or contemporaneous oral and written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement will govern all schedules attached hereto; provided, however, that in the event of any conflict between the terms and conditions of this Agreement and any schedule, the terms and conditions of such schedule shall govern, but only to the extent of such conflict and only in connection with interpretation of the applicable schedule. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

     10.9 Headings. Section headings contained in this Agreement are inserted for convenience or reference only, shall not be deemed to be a part of this Agreement for any other purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     10.10 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

     10.11 Independent Contractors. The relationship of the parties hereunder shall be that of independent contractors. Nothing herein shall be construed to constitute a partnership between or joint venture of the parties, nor shall either party be deemed the agent of the other or have the right to bind the other in any way without the prior written consent of the other.

     10.12 Jurisdiction. All disputes arising out of or relating to this Agreement shall be submitted to the exclusive jurisdiction of the state and federal courts in the County and State of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto.

     In Witness Whereof, the parties have caused their duly authorized representatives to enter into this Agreement to be effective on the Effective Date set forth above.

ORGANIC, INC.                                   GLOBAL SPORTS INTERACTIVE,INC.

By:                                             By:
   ---------------------------                     -----------------------------
Title:                                          Title:
      ------------------------                        --------------------------
Date:                                           Date:
     -------------------------                       ---------------------------
       STATEMENT OF WORK 1.1                                  SCHEDULE A


                           Global Sports Interactive
                                 Common Engine
                                  July 1, 1999

                                      14.

ORGANIC                                                    Statement of Work

PROJECT OVERVIEW

  Selling sporting goods merchandise on the Internet is an untapped market. In an attempt to leverage retailer brand identity and to offer premiere development services. CSI will provide an e-commerce solution that enables traditional sporting goods retailers to quickly enter the Internet market. At the core of this solution is the Common Engine. a flexible framework which provides a robust and feature-complete c-commerce tool-set for a sporting-goods retailer. It can be customized for a wide variety of product categorization. front-end look and feel. and functionality needs.

    The goal of the Common Engine is to produce a flexible framework for an interface that enables the user to explore, browse. search and purchase sporting goods online with maximum ease. Additional tools will also give administrators accurate, immediate information about a site's performance in a straightforward manner. Organic will develop high-level graphical user interfaces that allow multiple audiences (merchandisers, webmasters, etc.) to interact and view relevant statistics of a website with an unparalleled degree of detail. This will help merchandisers make buying decisions based on users purchasing. It will let marketers see the immediate results of recently adjusted promotions and price points. Together, the reporting and administration tools will close the loop between site performance and customer conversion rate. The front-end creation of the user-experience will be handled by teams operating independently of the Common Engine team, necessitating that comprehensive documentation of the framework will be completed by Organic.

TARGET AUDIENCE

  The Common Engine will provide functionality for two target audiences. The primary audience is the user of the front-end retail websites. Since there are various primary audiences for each retailer and the range of sporting goods merchandise is so wide. the user's attributes must be generalized to account for all possible scenarios of web purchasers. The secondary user is the administrator of the GSI product information database and of the front-ends. Depending on the level of involvement. both a GSI merchandiser and retailer will need access to reporting and content-management tools. It is expected that neither group will have an extensive knowledge of the web. preferring a softer user-interface to manage their respective responsibilities It is required that both audiences have Internet access.

                                      15.

ORGANIC                                                    Statement of Work

Project Specifications

    Functional Goals

   Create a best-of-breed e-commerce engine designed from the ground-up to handle a sporting goods product information database.
   Create an easy-to-use path for customers to purchase products online.
   Create a group of custom-tailored, point and click. high-level graphical user interfaces for the secondary audience.
    - to gauge the performance of one or more sites via reporting and content-administration.
    - to synchronize a retailer's product information database with a retailer's website's product information database.
    - to execute site-wide changes such as promotions

   Develop and document a customizable framework for retailer front-ends including- an area where retailers can host press releases. human resource information. and other non-e-commerce-related material.

   Give retailers the ability to incorporate their individual online brand within the framework of a 051 website.
   Implement a system where retailers can incorporate branded categorization of their products.

Interactive Design Requirements

    Component List

The following is a list of the basic features that are required to achieve the functional goals. These components will allow the primary user to investigate, learn about, select, and purchase various sporting goods online through a variety of retail outlets. These components will also allow for easy administration and report-viewing by the secondary audience. It is assumed that Organic will deliver the toolkit necessary to create these components, but will not deliver the components themselves - this is the responsibility of the front-end developers.

Homepage

The homepage will be presented as a retailer-specific brand statement. Users will have the optional ability to 'Sign In', where they will be presented with a login/password and/or the ability to join. This is the quickest path for users who want to take advantage of membership benefits (streamlined purchase path. access to any restricted areas, etc.) The user will have access to company information (Press Releases. Human Resources. etc.) from the homepage. The retailer-specific global navigation will be introduced to the user. including a quick search (keyword only). Featured products will also be displayed on the homepage.


Product Bundles/Promotions

Featured products and seasonal promotions are products that are displayed with additional information or with a special markup. For instance, a winter season promotion may bundle a set of skis. boots and winter apparel for a limited time. These related products can be bundled and offered to the user as one purchase. rather than have them navigate through a string- of related product pages.

                                      16.

ORGANIC                                                    Statement of Work

Standard Search

 The Standard Search will allow for searching by keyword and/or on a number of criteria such as Sport, Brand. Style and Price. An intuitive means of combining these parameters will be provided. Keywords will be tagged to every' product entered in the database by GSI, to allow for the richest set of search results and minimize dead-end or zero results. Search help will be supplied.

 Search Results

 Search will have the option to display a list of results with thumbnails and small descriptions linked to more in depth product descriptions. There will be a fixed number of product results per page with a clear method of browsing large result sets. The initial layout will be alphabetically sorted, but will allow for user-based sorting. Items not in stock will still be displayed but with an expected availability date and the option to view similar products that are in stock. There will be no LPC-specific searching method (i.e. size or color.)

 Browse Category/Sub-Category/Family/Sub-Family

 Category hierarchies are determined by retailer-specific indexing. These hierarchies will be based on a default set of categories developed by Organic/GSI from merchandiser interviews and analyses of retailer product sets. All categories have subcategories except for collections - the number of categories reserved for an arbitrary' grouping of products (seasonal. hot sales, etc.). These collections are also retailer specific. and allow for a customized browsing experience. Each category will have its own main page displaying its respective sub-navigation and featured products relevant to the chosen category. A user may choose to add a selected feature item to their cart without viewing more in-depth information. Merchandisers must group newly entered products into multiple categories and subcategories. providing for separate browsing paths leading to the same product.

 Product Page
 The logical ending point for any browse or search, the product page will have the option of displaying:
 Price
 Brand
 Style
 Image of product
 Product close-up (larger image)
 Size Information if applicable
 Large description
 Enhanced product presentation (high resolution shots) if applicable
 Related Products
 A mechanism for adding a product to the shopping cart.
Related information (internal) about the product.


 Related Products

 To encourage browsing and maximize cross-sell opportunities for GSI and its partners all product pages will include a set of links to related products. For example if the use has purchased a hockey mask then hockey pucks hockey sticks, and hockey jerseys might be displayed. These related product listings will be defined by GSI merchandisers.

                                      17.

ORGANIC                                                    Statement of Work

Product Comparison

The user will have the ability to compare two products so as to make a better, more informed purchase decision from a product page. GSI merchandisers will pre-select products from which to draw comparisons. The compare products functionality will also include a mechanism for adding products to the shopping cart.

Shopping Cart

Each product that a user selects will appear as a list item n the shopping cart. The shopping cart product list may contain the name, size (if applicable), options. quantity, and price of each item; the user will have the option to change the quantity and/or delete the product from their shopping cart. The total price of the items in the cart will be presented at all times within the cart. Users will have the opportunity to continue shopping or proceed directly to the checkout portion of the transactional process.

Checkout

This series of transactional pages termed 'checkout' refers to the path that is initiated once the user chooses to make a purchase from their shopping cart. At the beginning of the checkout process. users who are not already logged-in will have the option of logging-in. If the user is a member. they will link straight to a confirmation page with the option of going back to change any information (this is essentially one-click ordering). Non-registered users will be encouraged to register so that their shipping and payment information can be stored and used to streamline future purchases on the site.

In order to improve a user's understanding of the process. clearly defined steps will be indicated with the user's current position in the process highlighted. These include.'
Name and address information
Shipping method
Payment method (with Discount Codes)
Information verification (with tax and shipping and handling costs)
Confirmation

Any personal data captured from registration should pre-fill on forms. By necessity, an inventory check must be performed before confirmation of the order, and the results returned to the user. If an item is out of stock, the system will return the range of time the item is most likely to be in-stock. The purchase order information will be sent to a fulfillment partner for credit card verification, order processing, fulfillment, and settlement.

Substitute/Similar Products

In the event that a product is out of stock when the user adds it to the shopping cart. the system will return a list of similar products that the user may choose from. It is necessary to make sure that the similar product returned is in stock, otherwise a user will enter a perpetual loop. This feature depends entirely on tagging supplied by the GSI merchandiser. Accurate tagging will be crucial to make this feature relevant to users.

One-Click Ordering

One-Click or Express ordering refers to the ability for registered users to choose a product and complete a transaction to a pre-defined address and payment method. One-click ordering must be turned on and users must already be logged-in to take advantage of this feature.

Email Notification

After an order is completed. a confirmation email will be sent to the user of the fulfillment partner. This will restate the items bought. the order total and the confirmation number A URL will be supplied to track a user's order. When an item has shipped the fulfillment partner will send a shipping confirmation email. This email will provide delivery details such as why certain products were shipped separately and the associated shipping and handling costs Promotional emails (advertising, customer retention etc.) will be handled by a 3rd party.

                                      18.

ORGANIC                                                    Statement of Work

Discount Codes

During the checkout process, users may enter a discount code to affect the cost of products in their cart (i.e. subtract a percentage of the total order cost). Users may also enter the site through a referred URL that acts as a discount code for the entire site. Users with one-click ordering enabled will not be allowed to enter discount codes.

Order Tracking

Users can enter their confirmation number to receive an itemized listing of their current orders. Since orders from multiple suppliers are likely to ship at different times, it is likely that a single "order" will have multiple shipping information. A link will be supplied to a shipper tracking system for immediate lookup of shipping details. The fulfillment partner will supply all this information.

User Login/Registration

Users will be encouraged to sign-up with the site to personalize and streamline their purchasing experience (targeted specials, one-click ordering, etc.) as well as the site experience. Some areas of the site. such as "edit user account, will be restricted to registered users. The design of the site will not mandate signing-in, but will present the option on the homepage and those areas where signing-in is beneficial/mandatory; to the user. Logging in requires a password and a user ID (email). A user cannot share log-in information between different retailers' sites unless the user has voluntarily signed-on with another specific retailer. At any time, a use-. may Log Out so that future users of the same host computer may not use the account holder's information for purchases.

User Profile Management

The User Profile Management area allows users to access their personal information and specify:
Addresses with associated names (Address Book)
Password
Input confirmation number to view order tracking
Turn One-Click ordering on/off
Privacy and security information will be clearly detailed to allay users' concerns.


                                      19.

ORGANIC                                                    Statement of Work

Engineering Requirements

PURPOSE

The primary function of the Engineering Requirements is to document 051's objectives from the technical perspective and establish a baseline of GSI/Organic understanding. It states the project's goals challenges constraints. and risks, but it stops short of prescribing solutions except to the extent that specific solutions are prescribed or constrained by client objectives. prejudices. or requirements.

This document assumes the reader is familiar with Organic process. The Engineering Requirements is first in the Organic technical workflow 2.1 series. For information on specific functionality descriptions please consult the Interactive Design Requirements document For further information on client-side (browser) technical information, please consult the Production Specifications document. Both of these documents are part of the Discovery Documents.


OVERVIEW
--------

The GSI Common Engine is software that will allow sporting goods retailers to very quickly develop electronic retailing web sites built on top of the Common Engine. The Common Engine will provide a framework upon which to build an electronic retailing web site that allows base electronic retailing functionality and ties into the systems of a fulfillment partner.

Because the Common Engine will be used by many sporting goods retailers it must be as flexible as possible. It will be designed to handle the vast amount of different products sold by the sporting goods retailers. To this end the products in the GSI Common Engine will be database driven, searchable, and easily updateable.


                                      20.

ORGANIC                                                        Statement of Work

                                   [Picture]


Component Overview

Browser- The browser is what the GSI customer uses to communicate with the GSI web site.

Apache Web Server- The web server communicates with the customer's browser. It does this by using HTTP over a TCP/IP network, and accepts data from the user's browser and returns HTML pages to the browser that are displayed for the user. It also communicates with the commerce server through the use of the connection module embedded in the web server.

Dynamo Application Server- The application server performs the business logic for the system. The application server will be used to perform all functionality except for fulfillment functions. The application server will communicate with fulfillment systems by using an SSL connection. Data returned from the fulfillment systems will be incorporated into the application server.

Transaction Processing Database- The transaction processing database will be used to store persistent information

Fulfillment Systems- The fulfillment systems are used to do things such as processing orders, checking inventory levels tracking orders and verifying user credit card and address data

                                      21.

ORGANIC                                                     Statement of Work

PRELIMINARY SERVER/NETWORK DIAGRAM



                                   [Picture]



   A user connects to the web server over the Internet. Certain parts of this communication, like the transmission of credit card information, are encrypted and use the HTTPS protocol.

   The web system consists of a web server application server transaction processing database and data warehouse.

   The web system will connect to the fulfillment over the Internet. An encrypted Virtual Private Network (VPN) should be set up to keep this information secure.


                                      22.

ORGANIC                                                    Statement of Work


The development environment will be located on Organic's network   The staging
and production environments will be located on the hosting facility's network. The staging system will be a duplicate of the production system. The production system will only be updated by pushing new functionality from the staging system to the production system. The development system will be used to program new functionality for the web site.


EXTERNAL SYSTEMS DETAIL


Fulfillment Systems

GSI has chosen as its fulfillment pannier. PFS. On 5/l5/99, PF5 supplied Organic with an API specifying how the Common Engine product database communicates with PFS' inventory checking. shipping, and payment processing- systems.


Manufacturer and Retailer Data Feed

Organic will develop a specification for a manufacturer's data feed and a retailer's data feed to which each manufacturer and retailer will develop their data feeds.


                                         (a)  DEVELOPMENT ENVIRONMENT

Connectivity will be established between Organic and GSI and between Organic and the fulfillment partner (PFS) through a virtual private network (VPN).

SOLUTION CONSTRAINTS

Privacy and cookie policies- The GSI engine may use cookies to store state information. but will not require them. Since HTTP is a stateless protocol, meaning no past or future information is sent with each communication between the web browser and web server, cookies are used to identify users so that state information can be stored on the web server and overcome the limitations of HTTP.

There are no other specific constraints on the engineering solution.

                                      23.

ORGANIC                                                    Statement of Work


PERFORMANCE REQUIREMENTS
------------------------

Pages will return in 8 seconds or less over a TI connection.

RELIABILITY REQUIREMENTS

Target Mean Time Between Failure and Mean Time To Repair- These requirements and fail-over requirements will be determined during the planning phase. It is assumed that these will be high and low respectively.

Backup/recovery objectives- Specifics will be determined during the planning phase At a minimum, backups of data will be performed daily.


INFRASTRUCTURE/OPERATIONAL REQUIREMENTS
---------------------------------------

Administrative requirements- Access to the servers can be through a secure, encrypted login over public networks (like SSH). or through a direct leased line terminal connection into the server.

Hosting facility requirements- The hosting facility used for the GSI Common Engine site will be manned and accessible 24 hours a day, 7 days a week. Database. system, and application administrators will be available via pager. The facility will have redundant power supplies. The hosting facility's internal network will be fault tolerant. and the GSI Common Engine web system will have connections to this internal network. Fault tolerance requirements and GSI Common Engine hardware will be determined during the planning phase.

Organic will develop a Deployment Plan that will detail how to setup and maintain the system.


QUALITY ASSURANCE REQUIREMENTS

     A test plan for the entire system will be developed in conjunction with GSI. Quality assurance occurs during the entire development process, and consists of. but is not limited to. regression testing. load testing, and code reviews. A Q/A plan will be submitted to GSI outlining the Q/A steps to be taken during all phases of the engine development process.

                                      24.

ORGANIC                                                    Statement of Work


RULES AND RESPONSIBILITIES

Organic's technical role will be designing and implementing the interfaces and commerce abilities for the engine. During the planning phases, Organic and GSI will work together to determine site hosting, ongoing maintenance procedures. and site operations responsibilities as well as defining functionality with more granularity. Organic will have authority over the fulfillment partner. GSI will be responsible for providing correct data feeds from manufacturers and retailers.

RISKS

The GSI engine will have redundant web servers. application servers. and database servers.

                               (i)  SECURITY


Since the engine is an electronic commerce web site, security is a primary concern. A Solaris platform will be used to keep the web site system as secure as possible. Solaris allows easy removal of non-essential services. Solaris allows administrative access to the servers to be restricted by' a secure shell or direct terminal connection. Solaris allows auditing of access to the system. Solaris allows software that performs a single use password system.

Credit card and other sensitive data will be encrypted before being transmitted. In addition to securing the individual servers used in the system, a firewall will be used.

GSI will provide Organic with their security guidelines, which Organic will use in conjunction with its own security' procedures.


                               a)           THIRD PARTY INTEGRATION ISSUES


Fulfillment- A separate fulfillment RFP was developed for potential fulfillment partners. PFS has been selected as the fulfillment partner for the Common Engine. and Organic will customize the data model to comply with PFS' API.

LinkShare- (or equivalent) affiliate program component will be integrated into the system.


ASSUMPTIONS

     1. Data feeds from manufacturers and retailers will be delivered in a format specified by Organic. most likely the JDA retail format of purchase order lists. Deviation from this format will result in increased development costs and time.

                                      25.

ORGANIC                                                    Statement of Work


2 The fulfillment partner will have the capability to do address verification. shipping and handling cost calculation shipping time calculation inventory level checking, back-orderability checking, order processing, order tracking, order returns, and e-mail confirmation messages and have the ability to communicate this information to Organic and customers. This will be done in real time, not batched.

3 Any fulfillment related e-mail messages will be sent and administered by the fulfillment partner. Organic will not be responsible for any e-mail messaging system.

4 LinkShare (or equivalent) return functionality depends on the ability of the fulfillment partner to support returns.

5   The fulfillment pannier will be able to set up VPNs into the GSI web Site.

6 Reporting will be covered in the functional specifications developed during the planning phase.

7   Organic will not be implementing Accounting functionality.
                 ---

8 The Common Engine team will construct frontend functional templates which the front end teams will reference for construction of front end implementation.

9   Shipping locations are constrained by the fulfillment partner.

10 Product data and other data will require periodic cleansing. archiving and overall monitoring, which will be performed by GSI.

11 Off the shelf software costs, production software costs and licensing fees will be borne by the client.

12 Staging and production hardware, software, bandwidth and rack space will be borne by the client. Staging and production hardware will be located at the hosting partner's data center.

13 A privacy policy will be formulated during the planning phase for which GSI will be responsible.

14  No localized versions of the web site will be performed at this time.

15  Only a mod-ID check will be performed on credit cards.

16 Manufacturers will provide product data in 832 EDI or other standardized format

17  Products from manufacturers will have UPCs. and these UPCs will be unique.

18  Retailers will be able to identify products by UPCs.

19 The home page will be partially hand coded. with specific components. Additionally, there will be homepage specific administratable items: like product display, announcements: and links from those announcements within the site. (similar to a category page administration).

20 Bundled products will be assigned unique "phantom" SKUs by GSI. A bundle may be constructed with a collection of UPCs. This means that products with multiple UPCs due to size and or color variations will not be supported in terms of being able to select attributes. For different size and colors within a bundle an individual bundle must be created for each variation (ie. Large blue bundle, or medium tennis bundle etc., a typical product mix of which would be a medium gripped tennis raquet with a can of balls, and a tennis bag.)

                                      26.

ORGANIC                                                    Statement of Work


GSl Deliverables

1.  Communication line to fulfillment pannier ordered by 6/15/99

2.  Data model received from fulfillment partner by 6/2/99

3.  API received from fulfillment partner by 6/2/99

4.  Manufacturers and retailers will provide product data samples by 6/7/99

5.  Retailers will provide product categorization by 6/7/99

6.  Communication to manufacturers and retailers identified by 6/15/99

7.  Communication lines to manufacturers and retailers ordered by 7/7/99

8. All 3rd party Partnerships related to the "common engine" development must be finalized by 6/23/99

9.  Production hardware approved by 5/25/99

10. Production hardware ordered by 6/4/99


Post-Launch Support

     This will be in the form of debugging of the common engine, and its baseline functional componentry as related to the various front ends interacting with the common engine. Also, there will be support for debugging the production environment.

                                      27.

ORGANIC                                                    Statement of Work

Production Requirements

The following is a summary of the Production Requirements. For a more detailed explanation, please read the Production Requirements Document attached.


OVERVIEW
--------

Production Requirements represent an agreement between Global Sports Interactive
(GSI) and Organic regarding:

1.  Design Requirements for GSI Common Engine
2.  Submission of assets to Organic

Through Design Requirements, we will outline parameters for end-user hardware, software, networking and presentation that the site will adhere to. Design Requirements include a list of browsers for which the site will be tested for quality assurance. The Submission Assets guidelines describe the appropriate methods for submitting digital and non-digital as sets to Organic.

DESIGN REQUIREMENTS

Here is a summary of the design requirements. For a more detailed explanation the list, the attached Production Requirements document include definitions of each and some examples which illustrate our arrival at these values.

      Standard Viewable Area:             615 x 500
      Monitor Resolution:                 800 x 600 and greater
      Maximum Page Size:                  50k, no page exceeding 80k
      Connection Speed.                   28.8 Kbps and greater
      Graphic Formats:                    G1F89, GIF89a. JPEG
      Interactive Elements:               HTML, JavaScript 1.1, Dynamo,
                                          dHTML

Standard Viewable Area

This item specifies the width and height of the "above-the-fold" screenful of information a user should be presented with when arriving at a given page on the site. Since vertical scrolling allows the user to frame the page presentation vertically. the "height" number only specifies an ideal arrival state and provides a positioning point for important information on the page. The "width" number specifies a standard page width for the site. This relates to the Monitor Resolution item below.

                                      28.

ORGANIC                                                    Statement of Work

Our recommendation is based on the broad user-base being targeted. including those surfing from home We recommend a standard viewable area of 61 5x500 pixels. Horizontally, 6 15 to allow for the gutter and window frame pixels added by most browsers on the right and left. Vertically, 500 to allow for, for example, the gutter, buttons, location field, window frame and Windows task bar pixels at the Lop and bottom. Vertical scrolling will be limited to no more than two and a half screens.


Strategic Requirements (Attached - Schedule D-1)


Measurement and Analysis

Reporting for the Common Engine. its various retailers, its buyers and members. both in the aggregate and individually is critical in analyzing the flow of products through the Common Engine and how revenue is managed and inventory is maintained, promoted. placed and reordered. Thee are three separate reporting mechanisms necessary to collect all of the data which will provide GSI with a robust profile of consumer activity on the various front ends. as well as for shared product inventory I) Reporting based upon the Common Engine database product contents and the flow of those products through the various front-ends.
2) Reporting based upon the web log of users browsing the site. page views, session lengths. IP originations. etc.; and 3) Reporting based on the actual inventory sold, how it was shipped what credit cards were used. etc.

Organic will be responsible for item number I, above. It will provide an interface for 051 administrators and number crunchers to retrieve information based on aggregate and individual product sales. aggregate and individual order history, category and promotion performance, aggregate and individual user history data, and basic aggregate user and registered member information.

Organic will also enable the database to be assessed by Accrue Measurement and Analysis software. Accrue provides its own interface for report results and report queries.

The fulfillment partner, PFS, will be responsible for providing 051 specific information based upon inventory depletion and product sales statistics and information at an absolute level.

Measurement and Analysis will be included in the functionality of the administration of the Common Engine. Reporting will have a simple, clean interface. which will enable the administrator to generate several reports based upon the Common Engine product and user activity.

Consumer Research

GSI will be responsible for all consumer research related to the analysis and research behind promotional placement and inventory based decisions.

                                      29.

ORGANIC                                                    Statement of Work

Estimated Fees

ORGANIC has estimated for Global Sports Interactive (GSI), that the total projected cost for the Common Engine project will be $3,104,498.00. This fee has been discounted l5%, from the actual cost of the project. which is $3,652,350.00. ORGANIC has entered into a fixed bid agreement with GSI and the cost will not exceed $3,104,498.00, provided that GSI adheres to all of the following: i) 051 and any third parties deliver all assets and comments to ORGANIC per the schedule detailed below; and ii) all assets, such as text and graphics. are delivered to ORGANIC by GSI and any third parts' in conformance with the specifications provided by ORGANIC; and iii) the scope of the project. as detailed under the Project Specifications (above) does not change. Any delays to the schedule caused by GSI's failure to meet their deadlines will result in additional schedule and budget costs to be paid by GSI. Please see the attached Schedule A-I for a breakout of Roles and hours allotted for this project.

*Please note that the above cost does not include Site Hosting Office Space. Software Licenses. or Maintenance. Separate Statements of Work will be created to include those items.

Payment Schedule

Organic will invoice GSI five (5) equal payments of $620.899.60. Organic will commence invoicing on a monthly basis starting May 1 1999 and ending on September 1, 1999 Payments are due 30 days from the invoice date, except for payment on the last invoice, which is due 10 days after public launch.

Note: Organic's standard policy is to invoice Customer in advance, at the
----
beginning of each month for work to be performed in the upcoming month. Our standard payment policy is payment is due upon receipt of invoice. If payment is not received within 30 days of the invoice date, then a 1.5% monthly interest fee will be assessed.

Estimated Delivery Schedule

Both parties agree to make all commercially reasonable efforts to complete the project in the most timely fashion possible and to adhere to the schedule detailed below. GSI acknowledges that ORGANIC's ability to meet its delivery dates, as described below, is subject to: i) the timely receipt of assets and comments from GSI and third parties; and ii) any and all other events beyond the control of ORGANIC.

The schedule attached Schedule C-l indicates ORGANIC'S baseline estimate (used in the preceding Letter of Intent document) regarding the expected number of business days for development. and between key project events.

     Organic estimates a 126.5 day, development period beginning on Monday April 51999 and ending on Friday. October 1. 1999.

                                     30.

ORGANIC                                                       Statement of Work

Notes:

Any and all changes submitted after these comments, with the exception of debugging, will be considered Change Orders. Customer agrees that this Statement of Work constitutes all of Organic's responsibilities and duties for the post discovery development period of the GSI Common Engine project.


Conclusion/Agreement

By signing this document, the parties agree to the basic project requirements. Customer also agrees that any changes to the Project Specifications may result in changes in the Fees and Delivery Schedules. Customer further acknowledges that ORGANIC has made all commercially reasonable efforts to accurately estimate the Fees and Delivery Schedules in advance of beginning work on the foregoing project and that the actual Fees and Delivery Schedules may vary from the estimates. ORGANIC will notify Customer, in writing. as soon as reasonably practicable. of variations between our estimated schedules and the actual schedules, per the existing agreement between the parties.


/s/  Jeannette McClennan          /s/ John Moerman
VP, Managing Director             VP Finance
ORGANIC, INC                      Global Sports Interactive
Date:                             Date:  9/17/99

                                      31.

ORGANIC                                                       Statement of Work

Statement of Work 1.1                                         Schedule A

                           Global Sports Interactive
                               Six (6) Front-ends
                                 July 30, 1999


Project Overview

Global Sports has enlisted Organic Online, Inc. (San Francisco, New York. and Chicago offices) to architect, design. and implement the front-ends of six (6) sporting goods retailer sites for an October l,. 1999 launch. The front-end teams (3 teams) will work closely with the Common Engine team in New' York who is responsible for engineering the back-end c-commerce systems. to leverage and integrate the back-end architecture within the front-end functionality.

Each Retail front-end site will be designed within its respective brand identity (and corporate guidelines if applicable). The Front-end sites will promote the retailer's brand identity a compelling look-and-feel appropriate for the particular target audience(s), consistent navigation and a clear purchase path.

This Statement of Work should reflect Global Sports Interactive's and Organic's mutual understanding of Organic's role in the Discovery', Planning, and Production phases of the October I. Phase I Retailers' site launch. This document will serve as our mutual acceptance criteria.

Project Duration

May 1st 1999-October 1st, 1999 (Front-end hand-off to Common Engine is 9/1/99)

Project Cost

Organic will utilize its network of offices to plan. design, produce and test up to eight Retailer Front-ends for the October 1, 1999 launch. At the present time, Organic has the expectation of developing six (6) Retailer Front Ends at a total discounted [*] fixed cost of [*].

For the development of each Retailer Front End, Organic estimates a cost of [*] to be paid by GSI to Organic. The fee is discounted [*] from the actual cost of each Retailer Front End which is [*]. At the present time, GSI and Organic estimate that Organic will need to develop six (6) separate Retailer Front Ends for the October 1,1999 launch.

Organic will invoice GSI [*] ($[*] X 6) a month for five (5) months. Organic will commence invoicing on May 1. 1999 and end invoicing on September 1. 1999. Payments are due 30 days from invoice date:

Separate invoices will  be delivered monthly for each Retailer)

Please see attached Schedule A-2 for a break out of Rules and Hours allotted for a single Front end. Please note that the budget allocation is same for all six
(6) retailer front-ends.

                                      32.

ORGANIC                                                       Statement of Work

Organic Deliverables
--------------------

Discovery
          Client kick-off meeting
          Requirements Documents
           Interactive Design Requirements
           Common Engine Partner Specifications
          Production Specifications

Planning

          Category Tree
          Interactive Design Specifications:
               Site Architecture map
               Schematics
               Engineering Functional Specifications
          Design Reviews
          Front End Copy
          Production Art

Production
          Approximately 15-18 HTML/JHTML templates
              Homepage
              Corporate Information section (1 template several static pages) Standard Search page
              Search results page
              Browse Category/Sub-Category
              Product Page
              Related products page
              Product Comparison
              Shopping Cart page
              Checkout
              Discount Code entry page
              Similar products page
              One-click ordering
              Order tracking
              User login/registration
              User profile management

Preview URL
Beta URL

                                      33.

ORGANIC                                                       Statement of Work

GSI Deliverables
----------------

Discovery
  All retailer brand collateral (digital format preferred)

Planning
  Recommended product categorization, based on the GSI merchandisers' product selections for the given retailer.

ASSUMPTIONS

  The project schedule is a binding agreement between GSI and OO. The schedule indicates client/retailer asset deliverable dates and client/retailer review cycles; missed due dates for assets or feedback will result in day-for-day slip in schedule and budgetary implications.

  GSI will reimburse Organic at [*] per retailer storefront regardless of business viability; payment schedule will be determined by GSI and Common Engine

  GSI Account Managers will act in the role of Organic's Associate Client
   Partner; this means they are responsible for account development plans, coordinating2 client meetings. and distributing client contact reports

  GSI is responsible for all product descriptions; Organic may provide editorial for top-level content pages. navitorial copy and Corporate Information sections as determined by specific retailer need

  Travel costs are not included in this estimate and will be billed as out-of-pocket expenses as incurred

  Licensing fees for use of stock photography, original art, fonts etc. are not included in this estimate.

Common Engine Assumptions
-------------------------

  Common Engine is responsible for all back-end e-commerce architecture and retailer admin functionality
  Common Engine will deliver functional templates for Organic SF, NY, Chicago implementation
  Common Engine is responsible for all retailer Interactive marketing strategies


Schedule

Both parties agree to make all commercially reasonable efforts to complete the project in the most timely fashion possible and to adhere to the schedule detailed below. GSI acknowledges that ORGANIC's ability to meet its delivery dates, as described below, is subject to. i) the timely receipt of assets and comments from GSI and third parties; and ii) any and all other events beyond the control of ORGANIC.

The schedule attached Schedule C-2 indicates ORGANIC'S baseline estimate (used in the preceding Letter of Intent document) regarding the expected number of business days for development. and between key project events.

Organic estimates a 126.5 day development period beginning on Monday, April 5, 1999 and ending on Friday. October 1, 1999. The Front-ends must all be delivered to the "Common Engine" team by September 1, 1999.

                                      34.

ORGANIC                                                       Statement of Work

AUTHORING SERVICES FEES
-----------------------

All invoices will include out-of-pocket expenses in addition to the Authoring Services fees. All out-of-pocket expenses over $500.00 must be pre-approved by GSI. If Organic Online, Inc. is asked to provide additional programming, production or creative design beyond the scope of this Statement of Work, that will be dealt with in a Change Order.

All terms in this Agreement shall have the same meaning as set forth in the Omnibus Agreement. Except as expressly modified in this Amendment all of the terms of the Omnibus Agreement negotiated during the Global Sports Interactive:
Organic Online. Inc. project shall remain in full force and effect.

AGREED TO AND ACCEPTED:

ORGANIC ONLINE INC                  GLOBAL SPORTS INC

By: /s/ Jeannette McClennan         By: /s/ John Moerman
Title: VP Managing Director         Title VP Financial
Date: 9/17/99                       Date: 9/17/99

                                      35.

ORGANIC

Schedule B

                             Change Order Template


Client:
Job:
Date:


This document amends the original Statement of Work dated _______.


Situation


Project Specifications


Technical Implications


Organic Online will provide account management production. creative development. and quality assurance for this project


Estimated Fees

ORGANIC has estimated that the total projected cost to __________ for the _________ project will be $______ ORGANIC reasonably believes that this estimate is within 15% of the actual Cost for this project provided that Customer adheres to all of the following: i) Customer and any third parties deliver all assets and comments to ORGANIC . per the schedule detailed below; and ii) all assets such as text and graphics are delivered to ORGANIC by Customer and any third parry in conformance with the specifications provided by ORGANIC; and iii) the scope of the project as detailed under the Project Specifications (above) does not chance. Any delays to the schedule caused by Customer's failure to meet their deadlines will result in additional schedule and budget costs to be paid by Customer.

                                      36.

ORGANIC


Estimated Delivery Schedule


Both parties agree to make all commercially reasonable efforts to complete the project in the most timely fashion possible and to adhere to the schedule detailed below Customer acknowledges that ORGANIC's ability to meet its delivery dates as described in the attached production schedule is subject to 1) the timely receipt of assets and comments from Customer and third parties: and ii) other events beyond the control of ORGANIC.

Please see the attached production schedule for the updated timetable. The new estimated Launch Date is ________.


Notes:

     Any and all changes submitted after these comments. with the exception of debugging. will be considered change orders. _________ agrees that this Change Order. coupled with the original Statement of Work, constitutes all of the responsibilities and duties of ORGANIC for the ____________ project.

By signing this document. the parties agree to the Basic Project Requirements. Customer also agrees that any changes to the Project Specifications may result in chances in the Fees and Deliver", Schedules. Customer further acknowledges that ORGANIC has made all commercially reasonable efforts to accurately estimate the Fees and Delivery Schedules in advance of beginning work on the foregoing project and that the actual Fees and Delivery Schedules may vary from the estimates. ORGANIC will notify Customer, in writing. as soon as reasonably practicable. of variations between our estimated schedules and the actual schedules, per the existing agreement between the parties.


_________________________                ________________________________
Jeannette McClennan                                    Name
Managing Director                        Title
ORGANIC ONLINE INC.                      Company
Date:                                    Date:


                                      37.

ORGANIC

Schedule C

The following is a list of names of the Front End Web sites that Organic will be developing for GSI.

1.  www.theathletesfoot.com
        -------------------

2.  www.dunhamssports.com
        -----------------

3.  www.mcsports.com
    ----------------

4.  www.sportchalet.com
    -------------------

5.  www.sportsandrec.com
    --------------------

6.  www.sportsauthority.com
    -----------------------

                                      38.

ORGANIC

Schedule D

                         Organic Pre-Existing Software

Source Code contained in the files.       Description
CacheKeyList.java                         The cache code is used to retrieve
CacheProxy.java                           data from a database and store it in
CacheConfig.java                          memory for the application server's
CacheLogger.java                          use. Data is stored in a hash table
CacheRegistry.java                        data structure. Any data needed by the
CacheException.java                       application server will first be
CacheManager.java                         requested from the cache and if it
CacheablelF.java                          isn't located there. it will be
CachelF.java                              retrieved from the database. This code
CacheMessage.java                         significantly increases overall.
LRL.Cache.java                            application performance.
CacheKeylF.java
CachePolicy.java

FileLoadedProperty.java                   Loads configuration properties from a
                                          file that exists in class path.

EnumeratedType.java                       Java does not have a built in
                                          enumerated type data F type. This
                                          class emulates the behavior of an
                                          enumerated type.

Cal endar.js                              The calendar is a DHTML object that
Dategenerator.js                          displays a calendar on an HTML page.
                                          The calendar is a month by month
                                          calendar that can be scrolled through
                                          to go to other months. Specific days
                                          can be selected and passed to other
                                          functions on an HTML page.

SessionldWriter.java                      These two classes append the session
AppendSessionServlet.java                 identifier for a user's session to a
                                          block of text.

CreditCardModl0Check.java                 This class performs a modula 10 check
                                          on a number passed into it and returns
                                          a success or failure

Logger.java                               These classes write error messages
LogMessage.java                           from exceptions that occur in code to
                                          a flat file on the file system.

BadParameterFxception.java                These classes perform basic
Validator.java                            authentication on data passed into
                                          them. They will verify that data is
                                          number. alphabetic. alphanumeric. non-
                                          negative non-zero. an integer. or a
                                          floating point number.

                                      39.

ORGANIC

Schedule E


     ORGANIC ONLINE                          updated: 12198
     Standard Billing Rates
     January 1999                            Standard
                                             Billing
                                             1999 Rate
     CREATIVE
     Executive Creative Director, VP         $          [*]
     Creative Director                       $          [*]
     Associate Creative Director Media       $          [*]
     Senior Art Director                     $          [*]
     Creative Services Manager               $          [*]
     Senior Information Architect            $          [*]
     Information Architect                   $          [*]
     Junior Information Architect            $          [*]
     Senior Designer                         $          [*]
     Designer                                $          [*]
     Junior Designer                         $          [*]
     Creative Production Manager             $          [*]
     Senior Interactive Production Artist    $          [*]
     Interactive Production Artist           $          [*]
     Senior Editor                           $          [*]
     Writer                                  $          [*]
     Copywriter Media                        $          [*]

     CLIENT SERVICES
     Client Partner                          $          [*]

     PRODUCTION
     Executive Producer                      $          [*]
     Senior Producer                         $          [*]
     Producer                                $          [*]
     Associate Producer                      $          [*]

     ENGINEERING
     Vice President of Engineering           $          [*]
     Director of Engineering                 $          [*]

     CONTENT ENGINEERING
     Chief Content Engineer                  $          [*]
     Senior Content Engineer                 $          [*]
     Content Engineer                        $          [*]
     Assistant Content Engineer                         [*]

     SERVER ENGINEERING
     Chief Server Engineer                              [*]

                                      40.

ORGANIC


     Server Engineering Architect            $          [*]
     Senior Server Engineer                  $          [*]
     Server Engineer                         $          [*]
     Assistant Server Engineer               $          [*]
     Technical Writer                        $          [*]

     PROJECT ENGINEERING
     Chief Project Engineer                  $          [*]
     Senior Project Engineer                 $          [*]
     Project Engineer                        $          [*]
     Assistant Project Engineer              $          [*]

     WEB OPERATIONS
     Chief Hosting Engineer                  $          [*]
     Senior Hosting Engineer                 $          [*]
     Hosting Engineer                        $          [*]
     Assistant Hosting Engineer              $          [*]
     Statistics Engineer                     $          [*]
     Release Engineer                        $          [*]
     Database Administrator                  $          [*]

     QUALITY ASSURANCE
     Quality Manager                         $          [*]
     Quality Engineer                        $          [*]
     Quality Coordinator                     $          [*]
     Quality Tester                          $          [*]
     Technical Proofreader                   $          [*]
-----------------------------------------------------------

                                      41.